Oppenheimer Ultra-Short Duration Fund
NSAR Exhibit – Item 77I

Oppenheimer Ultra-Short Duration Fund (the "Registrant") began offering Class I shares on November 28, 2014.  Post-Effective Amendment No. 10 (11-25-14) to the Registrant's Registration Statement, Accession Number 0000728889-14-001426, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N-SAR.